SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            FORM 8-K



           Current Report Pursuant to Section 12 or 15(d) of the Securities Exchange Act of 1934



   Date of Report (date of earliest event reported):  October 8, 1996


 	     	             WILD WINGS, INC.
        (Exact Name of Registrant as Specified in its Charter)


       NEVADA	             33-89714	              84-1120614
	(State or Other	      (Commission	             (Employer
	 Jurisdiction)	       File Number)	        Identification
	 		                                      Number)


          897 South Artistic Circle, Springville, Utah  84663
                (Address of Principal Executive Offices)


   Registrant's Telephone Number, Including Area Code:  (801) 491-4066


                 Page 1 of 2 consecutively numbered pages.



ITEM 1. CHANGES IN CONTROL OF REGISTRANT

	Wild Wings, Inc. (The "Company") entered into a Stock Purchase Agreement with Komatsu Investments Limited pursuant to which the Company sold Komatsu Investments Limited 12,000,000 shares of its common stock for a cash payment of $40,000. The transaction was closed on October 8, 1996. As a result of the transaction, Komatsu Investments Limited now holds 12,000,000 shares or approximately 93% of the 12,860,000 shares of the Company's common stock which are issued and outstanding following the transaction. The shares were acquired with Komatsu Investments Limited corporate funds.

	Concurrently with the closing of the transaction described above, David N. Nemelka resigned from his respective positions as director and President of the Company and the following persons were appointed to the positions set forth opposite their name below:

	Brenda M. Hall	President, Secretary/Treasurer and Director
	Puai Wichman	Director

	The Stock Purchase Agreement and the election of new officers and directors of the Company as described above were approved by the board of Directors without a meeting signed by directors of the company and stockholders holding a majority of the issued and outstanding shares of the Company's common stock as allowed per the Nevada revised corporate statutes.

	As a result of the transaction, the former officers and directors of the Company are no longer affiliates of the Company and the shares of the Company's common stock held by such persons may be eligible for sale under the provisions of Rule 144(k). As of March 28, 1996, such persons owned a total of 513,850 shares of the Company's common stock as reported in the Company's 1996 Form 10-K report. The sale of shares by such persons could have a depressive effect on any market for the Company's common stock that may develop in the future.

SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized on the 30th day of October, 1996.


                   		Wild Wings, Inc.

		                 By  	/s/ Brenda M. Hall, President






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